Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm



     We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our report, dated October 24, 2008, on the financial statements and financial highlights of Pioneer Short Term Income Fund included in the Annual Report to the Shareowners for the year ended August 31, 2008 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 5 to the Registration Statement (Form N-1A, No. 333-114423) of Pioneer Short Term Income Fund.
/s/ ERNST & YOUNG LLP


Boston, Massachusetts
December 19, 2008